Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ondas Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 stated value	Other	1,326,994	$1.92	$2,547,828.48	0.00011020	$280.77

		Total Offering Amounts				$2,547,828.48		$280.77
		Total Fees Previously Paid						$–
		Total Fee Offsets						$–
		Net Fee Due						$280.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents shares of Ondas Holdings Inc. (the “Company”) common stock, par value $0.0001 (“Company Common Stock”), issuable upon the exercise of options, warrants or other right to purchase Airobotics Ltd. (“Airobotics”) ordinary shares outstanding under the Airobotics Ltd. 2015 Israeli Share Option Plan and the 2020 Incentive Equity Plan (together the “Airobotics Plans”). Pursuant to the Agreement of Merger, dated as of August 4, 2022, as amended, (the “Agreement”) by and among the Company, Airobotics, and Talos Sub Ltd., an Israeli company and a wholly owned subsidiary of the Company (“Merger Sub”), effective as of January 23, 2023, Merger Sub merged with and into Airobotics, with Airobotics surviving as a wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each unvested option, warrant or other right to purchase Airobotics ordinary shares that were granted under the Airobotics Plans and were outstanding immediately prior to the Merger (collectively, the “Assumed Awards”), were converted into options, warrants or other rights, as applicable, to purchase Company Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of such award. The number of shares registered hereunder includes the maximum number of shares of Company Common Stock issuable upon the vesting or exercise of such Assumed Award, subject to appropriate adjustments thereto.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $1.92 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market on January 24, 2023.